EXHIBIT 99.1

[LOGO OF CENTRAL GARDEN & PET]

Corporate Office
3697 Mt. Diablo Blvd., Suite 310
Lafayette, CA 94549
(925) 283-4573
Fax (925) 283-4984
FOR IMMEDIATE RELEASE

Contact: Paul Warburg
Central Garden & Pet
(925) 299-7495

CENTRAL GARDEN & PET ACQUIRES ASSETS OF BUDD SEED

Acquires Premium “Rebel” and “Palmer’s Pride” Brands

LAFAYETTE, CALIFORNIA, May 18, 2004 – Central Garden & Pet Company (NASDAQ: CENT) today announced that it has agreed to acquire substantially all of the assets of KRB Seed Company, LLC (dba “Budd Seed”). Terms were not disclosed.

Based in Winston-Salem, North Carolina, Budd Seed is a leading provider of high-quality grass seed brands directed primarily towards major retail outlets under the “Rebel” and “Palmer’s Pride” brands. Annual sales are approximately $17 million with a strong regional presence in the Southeastern United States.

“We are delighted to include the Rebel and Palmer’s Pride brands into our premier portfolio,” said Glenn Novotny, President and Chief Executive Officer of Central Garden & Pet. “Additionally, Budd Seed and Pennington Seed have an excellent track record of doing business together and we are excited to have the Budd Seed management team join our company.”

Pennington Seed, Inc., a subsidiary of Central Garden & Pet, previously maintained a licensing agreement with Budd Seed enabling Pennington to sell the Rebel brand to its customers.

“The acquisition of the Rebel brand is an exciting development for our major retail customers,” noted Brooks Pennington III, President of Pennington Seed. “Rebel enables us to offer a variety of programs, featuring one of the most respected brands of premium grass seed, to a broader base of consumers.”

The transaction is consistent with Central’s previously stated acquisition criteria and is expected to be essentially neutral to the company’s 2004 earnings and contribute approximately 5 cents to fiscal 2005 earnings.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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